UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 11, 2020

India Globalization Capital, Inc.

(Exact Name of Registrant as Specified in Its Charter)

 Commission File Number: 001-32830

Maryland	20-2760393
(State or other jurisdiction of incorporation)	(I.R.S Employer Identification Number)

10224 Falls Road, Potomac, Maryland 20854

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (301) 983-0998

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.0001 par value	IGC	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐.

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CURRENT REPORT ON FORM 8-K

India Globalization Capital, Inc.

May 12, 2020

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Item 3.02 Unregistered Sales of Equity Securities.

As disclosed in the 10-Q for the quarter ended December 31, 2019 filed with the SEC on February 10, 2020, the Company signed a non-binding term sheet to acquire all of the issued and outstanding shares of common stock of Evolve I, Inc., a Washington corporation (“Evolve”), a hemp product development company for a total consideration of approximately $6 million in combination of cash and stock of the Company, of which approximately $5 million is set out as a three year earn-out. Evolve had minimal revenue in 2019.

As disclosed on Form 8-K filed on March 13, 2020, the Company signed a Share Subscription Agreement with Evolve, to acquire seven hundred fifty (750) shares of issued and outstanding common stock of Evolve (approximately 20% of Evolve) in exchange for $148,722.75 in cash at closing and 100,514 shares of common stock of the Company.

On May 11, 2020, the Company executed a Share Purchase Agreement, subject to customary closing conditions and representations and warranties, with the shareholders of Evolve, to acquire the remaining issued and outstanding shares of common stock of Evolve. As per the Agreement at closing of the Share Purchase Agreement, the Company expects to pay consideration consisting of $229,590 in cash and 22,040 shares of common stock of the Company. In addition, approximately $200,000 in cash and 300,000 shares of common stock of the Company would be payable on the achievement of various operational goals. Finally, the Company expects it will pay additional consideration in the form of an earn-out in the event that Evolve achieves certain revenue and profit goals: a) approximately $0.9 million is payable on achieving revenue and profit targets in Year 1; b) approximately $1.6 million is payable on achieving revenue and profit targets in Year 2; and c) approximately $2.5 million is payable on achieving revenue and profit targets in Year 3. The earn-out is partly payable in cash and partly payable in stock of the Company.

Evolve was incorporated in Washington State on May 17, 2019. For the Fiscal Year Ended December 31, 2019, Evolve reported un-audited revenue of about $126 thousand with a corresponding loss of about $24 thousand. For the Fiscal Year Ended December 31, 2019 Evolve reported total assets of about $29 thousand with a negative net worth of about $25 thousand.

Item 9.01 Financial Statement and Exhibits.

(a)

Financial Statements of Businesses Acquired.  Under Regulation S-X the investments in and advances to Evolve exceed 10 percent of the total assets of IGC. The Company expects to file audited financial statements of Evolve within 71 days of closing.

(b)	Pro Forma Financial Information. In accordance with Item 9.01(b), and pursuant to Article 11 of Regulation S-X, the Company expects to file pro forma financial information within 71 days of closing

(d)	Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this current report.

Exhibit Number	Exhibit Description

2.1	Share Purchase Agreement, by and Among India Globalization Capital, Inc., Evolve I, Inc., Jay Bohannon, individually and as Sellers’ Representative, and The individual Sellers Listed on Exhibit A.

Forward-looking Statements:

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on IGC’s expectations and are subject to a number of risks and uncertainties, certain of which are beyond IGC’s control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, closing the Evolve acquisition, worsening of the COVID-19 outbreak, the prolonged continuation of travel restrictions related to the outbreak, continued disruption of the Hong Kong economy, competitive conditions in the industries in which IGC operates, failure to meet the targets set out in the Share Purchase Agreement and/or any other documents related to the transaction, failure to meet operational goals and/or revenue and profit targets of Evolve I products, failure to commercialize one or more of the products or technologies of IGC, including any products identified herein, any changes in federal, state, or local law applicable to our businesses and the locations where we operate, general economic, political, and health and welfare conditions that are less favorable than expected, the Federal Food and Drug Administration’s (FDA) general position regarding hemp-based and related products in particular, and other factors, many of which are discussed in our SEC filings. The Risk Factors identified in the Company’s annual report, filed on Form 10-K with the SEC on June 14, 2019, and in the Company’s quarterly reports, filed on Form 10-Q with the SEC on November 5, 2019 and February 10, 2020, are incorporated herein by reference. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this release will in fact occur.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDIA GLOBALIZATION CAPITAL, INC.

Dated: May 12, 2020	By:	/s/ Claudia Grimaldi
Name: Claudia Grimaldi
Title: Principal Financial Officer and Vice President